Exhibit 4

                        PITTWAY CORPORATION
                  1998 DIRECTOR STOCK OPTION PLAN


      1.   Purpose of Plan.   The purpose of this Plan (the "Plan") is
to promote the long-term financial interests of the Company and its subsidiaries by:

           (a) providing an incentive for all non-employee members of the Board of Directors (the "Non-Employee Directors") to maximize the long-term value of the Company's Class A Stock and otherwise act in the best interest of the Company's stockholders;

           (b) providing Non-Employee Directors with the opportunity to acquire a greater stake in the future of the Company and its subsidiaries through stock ownership; and

           (c)   attracting and retaining highly qualified Non-Employee
      Directors.

      2.   Definitions.   The following words and phrases have the
respective meanings indicated below unless a different meaning is plainly implied by the context.

           (a) "Board of Directors" means the Board of Directors of the Company.

           (b) "Class A Stock" means Class A Stock, of the par value of $1.00 per share, of the Company (or, from and after any change of such Class A Stock into Common Stock on a share-for-share basis pursuant to the Company's Restated Certificate of Incorporation, as amended, Common Stock).

           (c) "Code" means the Internal Revenue Code of 1986, as amended.

           (d) "Common Stock" means Common Stock, of the par value of $1.00 per share, of the Company.

           (e) "Company" means Pittway Corporation, a Delaware corporation, and its successors.

           (f) "Eligible Director" means any present or future member of the Board of Directors who, on the date of an award pursuant to the Plan, (1) is a member of the Board of Directors, and (2) is not an employee of the Company or any of its subsidiaries.




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           (g)   "Market Value" of Class A Stock or Common Stock on any
      date means the closing price of such Stock on that date (or, if such date is not a trading date for such Stock, on the next preceding date which was a trading date for such Stock) on the New York Stock Exchange Composite Transactions list, as subsequently reported in The Wall Street Journal.

           (h) "option" means a right awarded to a participant pursuant to the Plan to purchase a designated number of shares of Class A Stock at a stated price for a stated period of time.

           (i) "participant" means an Eligible Director who has been awarded an option.

           (j) "Plan" means the plan set forth in this 1998 Director Stock Option Plan, as it may be amended from time to time.

           (k) "trading date" for Class A Stock or Common Stock means a date for which a sale of such Stock on the New York Stock
      Exchange Composite Transactions list is subsequently reported in The Wall Street Journal.

      3.   Limitation of Aggregate Shares.   Subject to adjustment as
provided in paragraph 5(d), the number of shares of Class A Stock which may be issued upon the exercise of options shall not exceed, in the aggregate, 50,000 shares; it being understood that to the extent any options expire unexercised or are cancelled, terminated or forfeited in any manner without the issuance of shares of Class A Stock thereunder, such shares shall again be available under the Plan. Such 50,000 shares of Class A Stock may be authorized and unissued shares, treasury shares, or a combination thereof, as the Board of Directors shall determine.

      4.   Options.   The Board of Directors may grant options to
Eligible Directors in accordance with this paragraph 4 and the other provisions of the Plan.

           (a)   Provisions.

                      (i) Options shall not qualify as incentive stock options within the meaning of Section 422 of the Code or any successor provision.

                      (ii) Options shall have such terms, not to exceed ten years from the date of grant, as the Board of Directors shall determine at grant.

                      (iii) The option price per share of Class A Stock
                 shall be 100% of the Market Value of Class A Stock on the date of grant and not less than the par value of a share of Class A Stock.


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                      (iv) Options shall be exercisable at such time or
                 times as the Board of Directors shall determine at or subsequent to grant; provided that, except in the event of death or disability of the participant, no option may be exercised during the first six months after it is awarded ; further provided that an option may be exercised only during a period beginning on the third business day following the date of release of the Company's quarterly or annual summary statement of sales and earnings and ending on the twelfth business day following such date; and further provided that in the event of termination of service of a participant as a member of the Board of Directors for any reason (including without limitation expiration of term without re-election, resignation, retirement, total disability or death), each option granted to the participant shall cease to be exercisable on the fifth anniversary of the date of termination or, if earlier, on the scheduled date of expiration of such option.

           (b) Exercise.   Shares shall be issued to a participant
      pursuant to the exercise of an option only upon receipt by the Company from the participant of written notice of exercise, specifying the number of shares with respect to which the option is being exercised, accompanied by payment in full, to the extent permitted by the Board of Directors either in cash (including check, bank draft or money order), by a single exchange of shares of Class A Stock already owned by the participant, by a single exchange of shares of Common Stock already owned by the participant, or a combination thereof, in an amount or having a combined value equal to the aggregate option price for the shares subject to the option or portion thereof being exercised; provided that the Board of Directors may permit the participant to elect to pay such aggregate option price by authorizing a third party to sell the shares acquired upon exercise (or a sufficient portion thereof) and remit to the Company sale proceeds sufficient to pay such aggregate option price and any withholding or other tax resulting from exercise. The value of already owned shares of Class A Stock or Common Stock exchanged in full or partial payment for the shares purchased upon the exercise of an option shall be equal to the aggregate Market Value of such already owned shares on the date of the exercise of such option.

           (c)   Surrender.   If so provided by the Board of Directors at
      or subsequent to the time of grant, an option may be surrendered to the Company on such terms and conditions, and for such consideration, as the Board of Directors shall determine.





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           (d)   Form.   The form of each option (and of the
      documentation evidencing each option) shall be determined by the Board of Directors.

5.   Miscellaneous Provisions.

           (a)   Administration.   The Plan shall be administered by the
      Board of Directors. Subject to the limitations of the Plan, the Board of Directors shall have the sole and complete authority:
      (i) to select participants, (ii) to award options in such forms and amounts as it shall determine, (iii) to impose such limitations, restrictions and conditions upon such options as it shall deem appropriate, (iv) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) to correct any defect or omission or to reconcile any inconsistency in the Plan or in any options and
      (vi) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. The Board of Directors' determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons. All expenses associated with the Plan shall be borne by the Company.

           (b)   Non-Transferability.   No option, and no interest
      therein, shall be transferable by a participant otherwise than by will or the laws of descent and distribution. All options shall be exercisable during a participant's lifetime only by the participant or the participant's legal representative. Any purported transfer contrary to this provision will nullify the option.

           (c)   Nonalienation of Benefits.   No right or benefit under
      the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits except such claims as may be made by the Company. If any participant should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber of charge any right or benefit under the Plan, such right or benefit shall, in the sole discretion of the Board of Directors, cease, and in such event the Company shall hold or apply the same or any part thereof for the benefit of such participant, such person's spouse, children or their dependents, or any of them, in such manner and in such proportion as the Board of Directors in its sole discretion shall determine.






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           (d)   Adjustment in Number of Shares and Option Price.   In
      the event of any reorganization, recapitalization, reclassification, merger, consolidation, or sale of all or substantially all of the Company's assets followed by liquidation, which is effected in such a way that holders of Class A Stock are entitled to receive securities or other assets with respect to or in exchange for Class A Stock (an "Organic Change"), the Board of Directors shall make appropriate changes to insure that each outstanding option thereafter represents the right to purchase, in lieu of or in addition to the shares of Class A Stock immediately theretofore purchasable upon exercise, such securities or assets as may be issued or payable in the Organic Change with respect to or in exchange for an equivalent number of shares of Class A Stock; and in the event of any stock dividend, stock split or combination of shares, the Board of Directors shall make (and in the event of a spinoff, the Board of Directors may make) appropriate changes in the number of shares authorized by the Plan to be delivered thereafter, the number of shares covered by and option price under each outstanding option, and the number of shares as to which each outstanding option is then exercisable or thereafter becomes exercisable, in order to prevent the dilution or enlargement of option rights. However, no right to purchase a fraction of a share shall be created; and if, as a result of any such change, a fractional share would result or the right to purchase the same would result, the number of shares in question shall be decreased to the next lower whole number of shares. Any such adjustment made by the Board of Directors shall be binding and conclusive upon all participants, the Company and all other interested persons.

           (e)   Tax Withholding.   The Board of Directors shall have the
      power to withhold, or to require a participant to remit to the Company, an amount sufficient to satisfy any withholding or other tax due with respect to the participant's exercise of an option. Subject to the consent of the Board of Directors, a participant may make an irrevocable election to have shares of Class A Stock otherwise issuable under an option withheld, tender back to the Company shares of Class A Stock received pursuant to an option or deliver to the Company shares of Class A Stock or Common Stock already owned by the participant having a Market Value sufficient to satisfy all or part of the participant's estimated tax obligations associated with the transaction. Such election must be made by a participant prior to the date on which the relevant tax obligation arises. The Board of Directors may disapprove of any election and may limit, suspend or terminate the right to make such elections.






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           (f)   Termination; Amendments.   The Board of Directors may
      terminate the Plan at any time. The Board of Directors may amend the Plan at any time or from time to time; provided that no such amendment shall be made without stockholder approval to the extent such approval is required by law, regulation or the rules of any exchange upon which the Class A Stock is listed.

           The Board of Directors may amend an outstanding option in any manner to the extent that the Board of Directors would have had the authority under the Plan to initially grant the option as so amended.

           No termination or amendment of the Plan or amendment of any outstanding option shall adversely affect any outstanding option without the consent of the participant who holds it.

           (g)   Rights of Participants.   Nothing in the Plan shall
      confer on any Eligible Director any right to continue to serve as a member of the Board of Directors or affect in any way the right of the Company to terminate such service at any time. No Eligible Director shall have a right to be selected as a participant, or, having been so selected, to be selected again as a participant.

           (h)   Effective Date.   The effective date of the Plan shall
      be March 19, 1998, the date of its adoption by the Board of Directors; provided, however, that, no option shall be awarded under the Plan unless the Plan is approved at the Company's 1998 Annual Meeting of Stockholders by a vote sufficient to satisfy the requirements of the General Corporation Law of the State of Delaware and the New York Stock Exchange.






















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